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                     August 29, 2022

       Deric S. Eubanks
       Chief Financial Officer
       Braemar Hotels & Resorts Inc.
       14185 Dallas Parkway
       Suite 1200
       Dallas, TX 75254

                                                        Re: Braemar Hotels &
Resorts Inc.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed March 10,
2022
                                                            File No. 001-35972

       Dear Mr. Eubanks:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction